Exhibit 99.1

NEWS FROM:

INDUS REALTY TRUST, INC.

CONTACT:

Anthony Galici

Chief Financial Officer

(860) 286-1307

agalici@indusrt.com

Ashley Pizzo

Director, IR & Capital Markets

(212) 218-7914

apizzo@indusrt.com

INDUS ANNOUNCES AMENDMENT TO REVOLVING CREDIT LINE

NEW YORK, NEW YORK (March 22, 2021) INDUS Realty Trust, Inc. (Nasdaq: INDT) (“INDUS” or the “Company”) today announced that its wholly owned subsidiary, INDUS Realty Trust, LLC, entered into the fourth amendment (the “Revolving Credit Line Amendment”) to the Revolving Line of Credit Loan Agreement (the “Amended Webster Credit Line”) with Webster Bank, N.A. (“Webster Bank”). The Revolving Credit Line Amendment provides for an increase in the amount of the Amended Webster Credit Line from $19.5 million to $35.0 million, while adding two industrial/logistics properties totaling approximately 283,000 square feet in the Charlotte, North Carolina area to the collateral for the Amended Webster Credit Line. In addition to the two industrial/logistics properties in the Charlotte area, the collateral pool for the Amended Webster Credit Line will consist of the Company’s eight office/flex buildings aggregating approximately 224,000 square feet and two industrial/logistics buildings aggregating approximately 50,000 square feet in Connecticut and an approximately 68,000 square foot industrial/logistics building in Orlando, Florida. The Revolving Credit Line Amendment amends the Amended Webster Credit Line interest rate to include a provision that the one month LIBOR rate cannot be less than zero. Along with the Company’s separate $15.0 million credit line for acquisitions, total borrowing capacity under credit lines with Webster Bank increased to $50.0 million as a result of the Revolving Credit Line Amendment.

About INDUS

INDUS (formerly known as Griffin Industrial Realty, Inc.) is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/logistics properties. INDUS owns 41 buildings totaling approximately 4.6 million square feet (including 30 industrial/logistics buildings aggregating approximately 4.2 million square feet) in Connecticut, Pennsylvania, North Carolina and Florida in addition to over 3,400 acres of undeveloped land.